June 2008 Pricing Sheet dated June 11, 2008 relating to Amendment No. 1 to Preliminary Terms No. 686 dated June 4, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
9% SPARQS®
Mandatorily Exchangeable for Common Stock of ConocoPhillips

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

PRICING TERMS – JUNE 11, 2008
Issuer:	Morgan Stanley
Maturity date:	September 20, 2009
Underlying stock:	ConocoPhillips common stock (“COP Stock”)
Aggregate principal amount:	$6,128,841.60
Coupon:	9% per annum, payable quarterly beginning September 20, 2008
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into COP Stock at the exchange ratio.
Exchange ratio:	1.0 shares of COP Stock, subject to adjustment for certain corporate events
Issuer call right:
Beginning on December 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	16% per annum on the stated principal amount
First call date:	December 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	September 10, 2009
Stated principal amount:	$94.08 per SPARQS
Issue price:	$94.08 per SPARQS
Pricing date:	June 11, 2008
Original issue date:	June 19, 2008 (6 business days after the pricing date)
CUSIP:	617480520
Listing:	The SPARQS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per SPARQS	$94.08	$1.8816	$92.1984
Total	$6,128,841.60	$122,576.83	$6,006,264.77

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 686 dated June 4, 2008
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.